Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-283544-05 and 333-283544

*FULL PX DETAILS* $2.00BN Honda Auto Receivables 2026-2 Owner Trust

Joint Bookrunners: Barclays (str), Mizuho, SMBC, and Soc Gen

Co-Managers: BBVA, BofA, CIBC, Truist

PRICED - TOE: 4:07 PM ET

CAPITAL STRUCTURE

CLS	TOT($mm)	OFF($mm)	WAL	M/S*	P.WIN	E.FIN	L.FIN	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	533.340	506.673	0.28	P-1/A-1+	1-7	12/26	05/27	I-CURV	+14	3.828%	3.828%	100.00000%
A-2A	601.761	571.672	1.07	Aaa/AAA	7-19	12/27	12/28	I-CURV	+38	4.153%	4.11%	99.99214%
A-2B	131.579	125.000	1.07	Aaa/AAA	7-19	12/27	12/28	SOFR30A	+38			100.00000%
A-3	733.340	696.673	2.36	Aaa/AAA	19-38	7/29	11/30	I-CURV	+39	4.340%	4.30%	99.99711%
A-4	105.250	99.982	3.17	Aaa/AAA	38-38	7/29	08/32	I-CURV	+40	4.379%	4.33%	99.97162%

* Expected Ratings

-TRANSACTION DETAILS-

BBG Ticker : HAROT 2026-2

Offered Size : $2.00BN

Format : SEC Registered

Exp. Ratings : Moody's / S&P

ERISA : Yes

Risk Retention : US RR = Yes, EU RR = No

Min Denoms : $1k x $1k

Pxing Speed : 1.30% ABS to 10% Call

Expected Settle : 5/13/2026

First Pay Date : 6/15/2026

B&D : BARC

-ATTACHMENTS-

Preliminary Prospectus, FWP

Intex Deal Name : bcgharot_20262_px

Intex Passcode : 2V2V

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The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.